Exhibit 10.2
SOURCEFIRE, INC.
2008 EXECUTIVE ANNUAL INCENTIVE PLAN
SECTION 1
ESTABLISHMENT AND PURPOSE
     1.1 Purpose. Sourcefire, Inc. hereby establishes the Sourcefire, Inc. 2008 Executive Annual Incentive Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating our employees (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such employees with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units.
     1.2 Effective Date. The Plan shall be effective as of February 26, 2008. The Plan constitutes the entire understanding of the Company and the Participants with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and arrangements of the Company, including, but not limited to, the Company’s existing annual incentive plan.
SECTION 2
DEFINITIONS
     The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
     2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. The Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to reduce or increase the award otherwise determined by the Payout Formula.
     2.2 “ Base Salary” means as to any Performance Period, 100% of the Participant’s salary rate then in effect. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.
     2.3 “Beneficiary” shall mean the person(s) or entity(ies) designated to receive payment of an Actual Award in the event of a Participant’s death in accordance with Section 4.5 of the Plan. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Company during the Participant’s lifetime on the Beneficiary designation form provided by the Company. The submission of a new Beneficiary designation form shall cancel all prior Beneficiary designations.
     2.4 “Board” means the Company’s Board of Directors.
     2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

     2.6 “Committee” means, with respect to a Participant who is the Chief Executive Officer of the Company, shall mean a committee comprised of at least two (2) members of the Board appointed by the Board. With respect to a Participant who is not the Chief Executive Officer of the Company, the Committee may delegate its powers to the Company’s Chief Executive Officer.
     2.7 “Company” means Sourcefire, Inc., a Delaware corporation.
     2.8 “Corporate Transaction” means any of the following transactions, provided, however, that the Committee shall determine under parts (d) and (e) whether multiple transactions are related, and its determination shall be final, binding and conclusive:
          (a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated;
          (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company;
          (c) the complete liquidation or dissolution of the Company;
          (d) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Company common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or
          (e) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Board determines shall not be a Corporate Transaction.
     2.9 “Determination Date” means as to any Performance Period, the first day of the Performance Period or such other date as determined by the Committee.
     2.10 “Disability” means as defined under the long-term disability policy of the Company or the Related Company for which the Participant is employed regardless of whether the Participant is covered by such policy. If the Company or the Related Company for which the Participant is employed does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.
     2.11 “Maximum Award” means as to any Participant for any Performance Period, a percentage of the Participant’s Base Salary as determined by the Committee. The Maximum Award is the maximum amount which may be paid to a Participant for any Performance Period.
     2.12 “Participant” means as to any Performance Period, an employee of the Company or an affiliate of the Company who has been selected by the Committee for participation in the Plan for that Performance Period.
     2.13 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
     2.14 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Performance Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) increase in share price, (b) earnings per share, (c) total stockholder return, (d) operating margin, (e) gross margin, (f) return on equity, (g) return on assets, (h) return on investment, (i) operating income, (j) net operating income, (k) pre-tax income, (l) cash flow, (m) revenue, (n) expenses, (o) earnings before interest, taxes and depreciation, (p) economic value added, (q) market share, (r) corporate overhead costs, (s) return on capital invested, (t) stockholders’ equity, (u) income (before income tax expense), (v) residual earnings after reduction for certain compensation expenses, (w) net income, (x) profitability of an identifiable business unit or product, (y) performance of the Company relative to a peer group of companies on any of the foregoing measures, (z) individual objectives and (aa) any other goals established by the Committee. The Performance Goals may be applicable to the Company and/or any of its subsidiaries or individual business units or an individual Participant or team and may differ from Participant to Participant. In addition, the Committee shall have the authority to make appropriate adjustments in Performance Goal(s) to reflect the impact of extraordinary items not reflected in such goals.
     2.15 “Performance Period” means any fiscal period of the Company. Unless otherwise determined by the Committee, a Performance Period shall generally mean a six (6) month period in any Plan Year.
     2.16 “Plan Year” means the fiscal year of the Company beginning in 2008 and each succeeding fiscal year of the Company.
     2.17 “Related Company” means any entity that may be treated as part of the group of entities including the Company under Code Sections 414(b) and 414(c) using the fifty percent (50%) ownership level as set forth in Treasury Regulation Section 1.409A-1(h)(3).

Notwithstanding the foregoing, the Committee may designate a lower ownership level (but not less than twenty percent (20%)) in compliance with Treasury Regulation Section 1.409A-1(h)(3).
     2.18 “Retirement” means the termination of a Participant’s employment with the Company or a Related Company on or after the Participant has attained age 72 and has at least 10 years of service with the Company or a Related Company.
     2.19 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or an amount, as determined by the Committee in accordance with Section 3.3.
SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
     3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the individuals who shall be Participants for the Performance Period. In selecting Participants, the Committee shall choose individuals who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an individual who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.
     3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.
     3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.
     3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.
     3.5 Determination of Actual Awards. Within sixty (60) days following the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate, reduce or increase the Actual Award payable to any Participant from that which otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to the date the Actual Award for the Performance Period is paid, the Committee shall reduce his or her Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under clause (a) of this sentence).
SECTION 4
PAYMENT OF AWARDS
     4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
     4.2 Timing of Payment.
          (a) Payment of each Actual Award shall be made within thirty (30) days after the Committee determines the amount of the Actual Award (if any) under Section 3.5.
          (b) The Company shall delay the payment of any Actual Award to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, an Actual Award will be paid on the first business day following the expiration of the six (6) month period following a Participant’s separation from service.
     4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum.
     4.4 Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.
     4.5 Termination of Employment During a Performance Period.
          (a) For Reasons Other Than Retirement, Leave of Absence, Disability or Death. If the Participant’s employment with the Company (or a Related Company) terminates for any reason (other than Retirement, an approved leave of absence, Disability or death) during any Performance Period, the Committee may, in its discretion, determine that the Participant will be entitled to any Target Award for that Performance Period; otherwise the Participant will not receive a prorated Actual Award calculated in accordance with Section 4.5(d). Generally, the Committee will use its negative discretion so that any Participant who chooses to terminate his or her employment with the Company (or a Related Company) for any reason other than Retirement, Disability, death or the failure of a Participant to return to employment with the Company (or a Related Company) following the expiration of an approved leave of absence, during a Performance Period will not receive any Actual Award for such Performance Period.

          (b) Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a Performance Period, the Actual Award shall be paid to the Participant’s Beneficiary. In addition, if a Participant dies prior to the completion of a Performance Period, the Performance Goal for such Performance Period will be deemed achieved and a Participant’s Target Award shall be paid to the Participant’s Beneficiary; provided, however, the Committee, in its sole discretion, may eliminate or reduce the Target Award payable to any Participant’s Beneficiary below that which otherwise would be payable. If a Participant fails to designate a Beneficiary or if each person designated as a Beneficiary predeceases the Participant or dies prior to distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.
          (c) For Retirement, Leave of Absence or Disability. If a Participant’s employment with the Company or a Related Company is terminated because of Retirement or Disability prior to the payment of an Actual Award earned by him or her for a Performance Period, or if a Participant is on an approved leave of absence at the time of payment of an Actual Award earned by him or her for a Performance Period, the Actual Award shall be paid to the Participant. In addition, if a Participant’s employment with the Company (or a Related Company) is terminated because of Retirement or Disability or a Participant is on an approved leave of absence prior to the completion of a Performance Period, the Performance Goal for such Performance Period will be deemed achieved and a Participant’s Target Award shall be paid to the Participant; provided, however, the Committee, in its sole discretion, may eliminate or reduce the Target Award payable to any Participant below that which otherwise would be payable.
          (d) Calculation and Payment of Prorated Actual Awards and Target Awards for Termination During a Performance Period. Any prorated Actual Award or Target Award to be paid in accordance with Section 4.5(a), (b) or (c) above shall be calculated as if the Performance Period ended on the last day of the year in which the Participant’s employment terminated (or the last day of the Participant’s approved leave of absence). The Committee shall certify the achievement of the Performance Goals based upon the applicable criteria as if the Performance Period has ended. The portion of the Actual Award to be paid to the Participant or his or her Beneficiary shall then be determined by multiplying the Target Award amount times a fraction, the numerator of which shall be the number of months of the Performance Period that elapsed prior to the termination of employment or the last day of the approved leave of absence, as applicable (rounding up to the next whole number) and the denominator of which shall be the number of months in the applicable Performance Period. The prorated amount shall be paid in accordance with Sections 3.5 and 4.2 above. Such prorated amount shall be paid in a cash lump sum.
     4.6 Payment in the Event of a Corporate Transaction. In the event of a Corporate Transaction, the Performance Goal for the Performance Period in which such Corporate Transaction takes place shall be deemed achieved as of the date immediately prior to the effective date of such Corporate Transaction and a Participant’s Target Award shall be paid on the effective date of such Corporate Transaction; provided, however, the Committee, in its sole discretion, may eliminate or reduce the Target Award payable to any Participant below that which otherwise would be payable.

SECTION 5
ADMINISTRATION
     5.1 Administrator. The Plan shall be administered by the Board, or if so delegated, by the Committee.
     5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law. In addition, the Committee makes no representation that the Plan will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Plan or any Actual Award or to mitigate its effects on any deferrals or payments made in respect of any Actual Award. Participants are encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.
     5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any non-U.S., federal, state, and local taxes.
SECTION 6
GENERAL PROVISION
     6.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.
     6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Performance Period or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time during a Performance Period, to terminate any individual’s employment without cause and without regard to the effect such termination might have upon the Participant’s receipt of an Actual Award under the Plan.
     6.3 No Individual Liability. In addition to such other rights of indemnification as they may have as members of the Board or as officers or employees of the Company, members of the Board and any officers or employees of the Company to whom authority to act for the Board, the Committee or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.
     6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Maryland.
     6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.
SECTION 7
AMENDMENT AND TERMINATION
     7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason.

SOURCEFIRE, INC.
2008 EXECUTIVE ANNUAL INCENTIVE PLAN
PARTICIPATION AGREEMENT
     THIS AGREEMENT is entered into as of this ___ day of ___, 200_, by and between Sourcefire, Inc., a Delaware corporation (the “Company”) and ____________ (the “Participant”).
     WHEREAS, the Company has adopted the Sourcefire, Inc. 2008 Executive Annual Incentive Plan (the “Plan”) and unless otherwise defined herein, the terms defined in this Agreement shall have the same defined meanings as in the Plan; and
     WHEREAS, the Participant provides valuable services for the benefit of the Company; and
     WHEREAS, in consideration of the foregoing, the Participant has been designated by the Committee to be eligible to participate in the Plan;
     NOW, THEREFORE, the Company and the Participant agree as follows:
     1. Purpose. The purpose of the Plan and this Agreement is to provide critical focus on specific, measurable corporate goals and provide performance-based compensation based upon the level of attainment of such goals by the Participant.
     2. Participant in the Plan. The Participant is designated as a Participant in the Plan for the following Performance Period beginning ____________ and ending ___ and the Performance Period beginning _________ and ending ____________ with the following terms:

Award Components:	___ Performance Goals will be used to determine the Target Award for the applicable Performance Period as determined by the Committee.

Performance Goals:	The following Performance Goals shall be applicable for the two Performance Periods occurring in the [2009] Plan Year:

Company Revenue – [insert threshold and how much this components makes up the award]

Earnings Per Share — [insert threshold and how much this components makes up the award]

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The annual Target Award for this executive position is ___% of the annual Base Salary. Payments will be subject to applicable payroll taxes and withholdings.

Target Award:	The calculation of the annual Target Award shall be based on eligible Base Salary for the Plan Year. The Committee has the discretion to prorate an Actual Award based on the number of days a Participant is employed during the applicable Performance Period as set forth in the Plan.

Maximum Award:
3. Award Payments. The payment of an Actual Award shall be made within thirty (30) days following the date the Committee certifies the extent to which the Performance Goals were achieved or exceeded. The Committee shall make such determination within sixty (60) days following the end of the applicable Performance Period as set forth in Section 3.5 of the Plan. Any payment due under the Plan is at the sole discretion of the Committee.
4. Achievement Schedule. The established threshold must be exceeded for the applicable Performance Goal before the Actual Award applicable to such Performance Goal will be paid. The Company’s Revenue and Earnings Per Share targets are uncapped.
5. Adjustments to Performance Goals. The Committee shall have the authority to make appropriate adjustments in the Performance Goals to reflect the impact of extraordinary items not reflected in such goals.
6. Exchange Rates. The Performance Goals shall not be adjusted for any fluctuating foreign currency exchange rates.
7. Incorporation of Plan. The Plan, a copy of which is attached, is incorporated into, and made a part of this Participation Agreement as though set forth in full herein. Terms and phrases used herein shall have the same definitions or usage as in the Plan. The parties shall be bound by, and have the benefit of, each and every provision of the Plan.
8. Taxes. The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the payment of any Actual Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with an Actual Award. No member of the Company makes any representation or undertaking regarding the treatment of any tax withholding in connection with the payment of an Actual Award. The Company does not commit and is under no obligation to structure any Actual Award to reduce or eliminate the Participant’s tax liability.
9. No Effect on Terms of Employment Relationship. Neither the Plan nor this Agreement shall confer upon the Participant any right with respect to the Participant’s employment with the Company or a Related Company, nor shall it interfere in any way with his or her right or the right of the Company or any Related Company to terminate the Participant’s employment at any time, with or without cause, and with or without notice. Participation in the Plan does not guarantee participation in other or future incentive or bonus plans sponsored or adopted in the future by the Company.

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10. Entire Agreement: Governing Law. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. These agreements are to be construed in accordance with and governed by the internal laws of the State of Maryland. Should any provision of this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
11. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Plan or this Agreement shall be submitted by the Participant or by the Company to the Committee. The resolution of such question or dispute by the Committee shall be final and binding on all persons. In the event of a conflict between the terms of the Plan and this Agreement, the Plan shall control. The Board reserves the right to alter or cancel all or any portion of the Plan for any reason at any time.
     IN WITNESS WHEREOF, the parties hereto have entered into this Participation Agreement as of the day and year first above written.

SOURCEFIRE, INC., a Delaware corporation

By

Its

     The Participant acknowledges receipt of a copy of the Plan, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the opportunity to receive an Actual Award subject to all of the terms and limitations hereof and thereof. The Participant has reviewed this Participation Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Participation Agreement, and fully understands all provisions of this Participation Agreement and the Plan. The Participant hereby agrees that all disputes arising out of or relating to this Participation Agreement and the Plan shall be resolved in accordance with Section 5.2 of the Plan.

Dated:	Signed:

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